SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LOOKSMART, LTD.

(Name of Registrant as Specified In Its Charter)

N/A

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NOTICE OF ANNUAL MEETING

LOOKSMART, LTD.

55 Second Street

San Francisco, California 94105

Dear Stockholder:

The annual meeting of stockholders of LookSmart, Ltd. (“LookSmart” or the “Company”) will be held at 55 Second Street, 7th floor, San Francisco, California 94105, on Tuesday, July 12, 2011, at 10:00 a.m. local time. The annual meeting is being held for the following purposes:

(1)	To elect one director for a three-year term expiring at the annual meeting of stockholders in 2014;

(2)	To ratify the appointment of the accounting firm Moss Adams LLP as the Company’s independent registered public accounting firm for the current fiscal year; and

(3)	To transact any other business that may properly come before the annual meeting and any adjournment or postponement thereof.

These items are fully discussed in the following pages, which are made part of this notice. Only stockholders of record on the books of the Company at the close of business on May 23, 2011, are entitled to vote at the annual meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend, please vote your proxy promptly, either on the Internet, by telephone or, if this proxy statement was mailed to you, by completing, signing, dating and returning your proxy card in the enclosed envelope, so that shares may be voted in accordance with your wishes and so that enough shares are represented to allow us to conduct the business of the annual meeting. If you hold shares in “street name,” you may be able to vote over the Internet or by telephone by following the instructions on your Notice of Internet Availability of Proxy Materials or your proxy card, whichever you receive. Voting over the Internet or by telephone, or mailing your proxy(ies) does not affect your right to vote in person if you attend the annual meeting. You may still vote in person if you are a stockholder entitled to vote and you attend the meeting, even if you have returned your proxy, provided that you affirmatively indicate your intention to vote your shares in person. Please note, however, that if a brokerage firm or bank holds your shares of record and you wish to vote at the meeting, you must obtain from the record holder a valid legal proxy issued in your name.

This year, we are using the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process provides you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the costs of printing and distributing the proxy materials and conserve natural resources. On or about June 2, 2011, we will mail to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our annual report on Form 10-K (as amended by our Form 10-K/A), and vote electronically, via the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. We will not be mailing the Notice to stockholders who had previously elected either to receive notices and access the proxy materials and vote completely electronically via the Internet or to receive paper copies of the proxy materials.

By Order of the Board of Directors,

/s/ William F. O’Kelly
SVP Operations & Chief Financial Officer

June 2, 2011

Your vote is very important. Even if you plan to attend the meeting,

VOTE YOUR PROXY PROMPTLY.

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

LookSmart, Ltd.

55 Second Street

San Francisco, California 94105

INFORMATION ABOUT SOLICITATION AND VOTING

General

The enclosed proxy is solicited by the board of directors of LookSmart for use in voting at the annual meeting of stockholders to be held at 10:00 a.m., local time, on Tuesday, July 12, 2011, at the Company’s offices at 55 Second Street, 7th floor, San Francisco, California 94105, and any postponement or adjournment of that meeting. The purpose of the annual meeting is to consider and vote upon the proposals outlined in this proxy statement and the attached notice. The Company’s telephone number is (415) 348-7000.

LookSmart’s common stock is traded on the NASDAQ Global Market.

On or about June 2, 2011, we will mail to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our annual report on Form 10-K (as amended by our Form 10-K/A), and vote electronically, via the Internet. We will not be mailing the Notice to stockholders who had previously elected either to receive notices and access the proxy materials and vote completely electronically via the Internet or to receive paper copies of the proxy materials. With respect to stockholders who had previously elected to receive paper copies of the proxy materials, those will be mailed on or about June 2, 2011.

Record Date and Outstanding Shares

Only holders of record of LookSmart common stock at the close of business on the record date, May 23, 2011, are entitled to receive notice of and to vote at the annual meeting. As of the close of business on the record date, there were 17,276,382 shares of common stock outstanding and held of record by approximately 4,840 stockholders. Stockholders are entitled to one vote for each share of common stock they held as of the record date.

Voting and Solicitation

Each stockholder may vote in person at the annual meeting or by proxy. Many of our stockholders will vote electronically via the Internet. Those stockholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to vote electronically via the Internet. However, stockholders who had previously elected to receive paper copies of our proxy materials will receive a proxy card, and those stockholders may vote by completing, signing, dating and returning the proxy card provided to them in accordance with its instructions. If you are the record holder of your shares of common stock and attend the meeting in person, you may deliver your completed proxy card to us at the meeting. If your shares are held in “street name,” please check your Notice of Internet Availability of Proxy Materials or your proxy card, whichever you receive, or contact your broker or nominee to determine whether you will be able to vote by telephone or on the Internet.

When proxies are properly voted in accordance with instructions, the shares they represent will be voted at the annual meeting in accordance with the instructions of the stockholder (proxies cannot be voted for a greater number of persons than the number of nominees named). If no specific instructions are given, the shares will be voted FOR the election of the nominee for director set forth herein and FOR ratification of the appointment of independent auditors. In addition, if other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters. On all matters to be voted on, each share has one vote.

We are making this proxy solicitation by and on behalf of the board of directors. The cost of preparing, assembling, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. Proxies may be solicited personally or by telephone, electronic mail or facsimile by the Company’s officers, directors and regular employees, none of whom will receive additional compensation for assisting with solicitation.

Quorum; Required Vote

A quorum is required for the transaction of business during the annual meeting. A quorum is present when a majority of stockholder votes are present in person or by proxy. Shares that are voted “FOR”, “AGAINST” or “WITHHELD” on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes cast by the common stock present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter.

The candidate for election as a director at the annual meeting who receives the highest number of affirmative votes present or represented by proxy and entitled to vote at the annual meeting will be elected. The ratification of the independent registered public accounting firm for the Company for the current year requires the affirmative vote of a majority of the shares of the Company’s common stock present or represented by proxy and entitled to vote at the annual meeting.

Revocability of Proxies

If you are a stockholder entitled to vote and you have submitted a proxy via the Internet, mail or by telephone, you may revoke your proxy at any time before it is voted by delivering a written revocation to the Secretary of the Company, providing a proxy bearing a later date that is duly voted in accordance with its instructions, or attending and voting in person at the annual meeting. If you hold your shares through a broker or custodian, you will need to contact them to revoke your proxy.

Abstentions; Broker Non-Votes

The Company will count abstentions for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). A “broker non-vote” occurs when a broker or other nominee does not have discretion to vote shares with respect to a particular proposal and has not received instructions from the beneficial owner of the shares. Generally, brokers have discretion to vote shares on what are deemed to be routine matters. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining the number of votes cast with respect to a proposal.

For Proposal One (election of a director), which requires a plurality of the votes cast, abstentions and broker non-votes will have no effect on determining the number of votes cast nor on whether the director is elected. For Proposal Two (the ratification of the appointment of the independent registered public accounting firm), which requires the affirmative approval of a majority of the votes present or represented and entitled to vote, broker non-votes will have no effect on the number of votes cast nor on whether the approval is obtained or the appointment is ratified, but abstentions will have the same effect as a vote against Proposal Two because they will be counted as a vote cast with respect to the proposal but not counted as a vote for approval or ratification.

Results of the Voting at the Annual Meeting

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

PROPOSAL ONE — ELECTION OF DIRECTOR

Our board of directors consists of six directors. One of our directors will be standing for election at our 2011 annual meeting of stockholders: Timothy J. Wright. In addition to the director standing for election in 2011, we have two directors with a term expiring in 2012 and three directors with a term expiring in 2013. Our bylaws provide that the board of directors is divided into three classes. There is no difference in the voting rights of the members of each class of directors. Each class of directors serves a term of three years, with the term of one class expiring at the annual meeting of stockholders in each successive year. There are no family relationships among any directors, nominees for director or executive officers of the Company. The names, ages, positions with the Company and current terms of office of our directors as of April 30, 2011 are as follows:

Name	Age	Position	Expiration of Term
Timothy J. Wright (1)(2)(3)	46	Director	2011
Jean-Yves Dexmier	59	Executive Chairman and Chief Executive Officer	2012
Scott L. Kauffman	55	Director	2012
Anthony Castagna (1)(2)(3)	63	Director	2013
Teresa Dial (2)(3)	61	Director	2013
Mark Sanders (1)(2)(3)	67	Director	2013

(1)	Member of audit committee
(2)	Member of nominating and governance committee
(3)	Member of compensation committee

Unless marked otherwise, proxies received will be voted FOR the election of the nominee, Timothy J. Wright. This nominee is presently a director and his term will expire at the annual meeting. The nominee is willing to be elected and to serve for the three-year term. If the nominee is unable or unwilling to serve as a director at the time of the annual meeting, the proxies may be voted either (i) for a substitute nominee who shall be designated by the proxy holders or by the incumbent board of directors to fill the vacancy or (ii) for no one, leaving a vacancy. Alternatively, the size of the board of directors may be reduced accordingly. The board of directors has no reason to believe that the nominee will be unwilling or unable to serve if elected as a director. Timothy J. Wright has been nominated to serve for a three-year term until the annual meeting of stockholders in 2014 or until his successors, if any, are elected or appointed.

The candidate for election as a director at the annual meeting who receives the highest number of affirmative votes present or represented by proxy and entitled to vote at the annual meeting will be elected. Abstentions and broker non-votes will have no effect on determining the number of votes cast nor on whether the director is elected.

The board of directors unanimously recommends that you vote FOR the approval of Timothy J. Wright as a member of the Company’s board of directors.

Nominee for Election to the Board of Directors

Timothy J. Wright has served as one of our directors since August 2005. Mr. Wright has been a General Partner at GrandBanks Capital, an early stage venture capital company based in Newton, Massachusetts. Mr. Wright currently serves on the boards of Exit41 in Andover, MA and Celtra Inc., of Cambridge, MA. Mr. Wright has represented GrandBanks Capital on the board of directors of XKOTO, Inc., a provider of data virtualization solutions sold to Teradata in May 2010. Mr. Wright served as Chief Executive of the EMEA and

Asia-Pacific operations of Geac Computer Corporation Limited and as its Chief Technology Officer from May 2004 to March 2006. He also served as Geac’s Senior Vice President, Chief Technology Officer and Chief Information Officer from January 2003 to May 2004. Prior to joining Geac, Mr. Wright served for just over three years as Senior Vice President, Chief Technology Officer and Chief Information Officer at Terra Lycos, a provider of Internet access and content to users worldwide. Prior to working at Terra Lycos, Mr. Wright spent seven years at The Learning Company, a provider of consumer educational and home productivity software, until it was acquired by Mattel, Inc. in 1999. Mr. Wright received a B.S. in Computer Science from City University in London. Mr. Wright’s 25 years of technical experience, including building and running one of the world’s largest collections of web properties for Terra Lycos, enables him to bring deep, relevant technical experience to the board of directors.

Incumbent Directors Whose Terms Continue After the 2011 Annual Meeting

The following individuals are incumbent directors whose terms expire at the annual meeting of stockholders in 2012:

Jean-Yves Dexmier has served as one of our directors since April 2007, as Executive Chairman of the Board since October 2009, and as our Chief Executive Officer since December 2009. Dr. Dexmier served as Chief Financial Officer for Openwave Systems, Inc. from August 2007 through January 2008. Prior to that, Dr. Dexmier served as Chief Executive and Chair of the Board of Agentis Software from 2001 to 2005. He served as Chief Executive Officer, President and Chief Financial Officer of Informix Software from 1997 to 2000. Dr. Dexmier also served as the Chief Financial Officer of Octel Corporation from 1995 to 1997. From 1994 to 1995 he served as Chief Financial Officer of Air Liquide Americas and from 1991 to 1994 he served as Chief Financial Officer of Thomson Consumer Electronics U.S. Dr. Dexmier received a B.A. in Fundamental Mathematics from Lycee Pasteur, an M.B.A. from Ecole Polytechnique and a Ph.D. in Electronics from Ecole Nationale Superieure de l’Aeronautique et de l’Espace, all located in France. Dr. Dexmier’s prior history as chief executive officer and chief financial officer of several publicly traded technology companies positions him to contribute extensive operational and financial expertise, as well as leadership skills that are important to the board of directors. In particular, his experience guiding Thomson Consumer Electronics, Octel Communications and Informix Software through a successful turn-around is especially valuable in view of the Company’s needs to maintain profitability and growth.

Scott L. Kauffman has served as one of our directors since April 2011. Mr. Kauffman has served as the President and Chief Executive Officer and a director of Geeknet, Inc, an e-commerce and media public company, from January 2009 to August 2010. From May 2008 to December 2008, Mr. Kauffman was President, Chief Executive Officer and a director of PopTok Ltd., a media software company. From September 2006 to March 2008, Mr. Kauffman was President and Chief Operating Officer and a director of BlueLithium, Inc., an online advertising network that was acquired by Yahoo! Inc. in October 2007. From June 2004 to August 2006, Mr. Kauffman served as President and Chief Executive Officer and a director of Zinio, Inc., a provider of digital publishing and marketing services. Prior to joining Zinio, Mr. Kauffman served as President and Chief Executive Officer and a director of MusicNow LLC, a digital music service, from February 2003 to June 2004. From April 2001 to February 2003, Mr. Kauffman was President and Chief Executive Officer and a director of Coremetrics, Inc., a provider of digital marketing optimization solutions. Mr. Kauffman currently serves on the board of director of MDC Partners Inc. Mr. Kauffman brings extensive relevant industry experience to the board of directors.

The following individuals are incumbent directors whose terms expire at the annual meeting of stockholders in 2013:

Anthony Castagna has served as one of our directors since March 1999. Dr. Castagna has served as a non-executive director of Macquarie Technology Ventures Pty Limited, from 1997 to 2010, an Australian venture capital fund and wholly owned subsidiary of Macquarie Bank Limited, Australia’s largest investment bank, and has served as its independent advisor since 1997. He is also a non-executive director and Chairman of

Nuix Pty Limited, and of early-stage private technology-based companies in Australia, Asia and the United States. Dr. Castagna served as a non-executive director of BT LookSmart, the joint venture between LookSmart and British Telecommunications, until December 2002. Dr. Castagna holds a Bachelor of Commerce from the University of Newcastle, Australia, and an M.B.A. and Ph.D. in finance from the University of New South Wales, Australia. The nominating and governance committee recommended Dr. Castagna for reelection based upon his extensive experience in technology focused venture capital in Australia, the United States, China, and Europe, and his 25 years of experience negotiating, structuring and developing international arrangements in information services and data analytics, medical devices and biotechnology, education services, application software, contract manufacturing, wireless technologies, online and ecommerce services, and e-discovery. Dr. Castagna’s deep international financial background and eclectic interests and experience provide a valuable multi-disciplinary and multi-cultural perspective to the board of directors.

Teresa Dial has served as one of our directors since 2003 and was Chair of the board from July 2004 to June 2005. From 2008 to 2009 she was Chief Executive Officer of Consumer Banking, North America, and Global Head of Consumer Strategy for Citigroup, where she is currently serving as a special advisor. From 2005 to 2008 she was Group Executive Director of Lloyds TSB and Chief Executive of Lloyds TSB Retail Bank. Ms. Dial also served as a director for NDC Health Corporation from 2002 to 2005. From 2005 to 2008 she was Group Executive Director of Lloyds TSB and Chief Executive of Lloyds TSB Retail Bank. Ms. Dial served as Chief Executive Officer, Consumer Banking North America of Citigroup, Inc. from March 2008 to January 2010. While at Citigroup, Inc. she served as Global Head of Consumer Strategy, where she was responsible to direct the Citigroup’s retail banking strategy worldwide. The nominating and governance committee recommended Ms. Dial for reelection because of her 37 years of financial experience and more than 15 years of internet marketing experience, which enable her to contribute rich financial insight with pertinent market application, to the benefit of the board of directors.

Mark Sanders was Chair of the board from July 2008 to October 2009. He has served as one of our directors since January 2003 and served as our Lead Director from October 2007 to July 2008. Mr. Sanders served as Chairman of Pinnacle Systems, a supplier of video creation, storage, distribution and streaming solutions, from July 2002 to March 2004. From August 2003 until July 2010, Mr. Sanders served on the board of directors of Bell Microproducts Inc., a computer storage and semiconductor company. Mr. Sanders also served as a Director of Pinnacle Systems from January 1990 to March 2004 and as its President and Chief Executive Officer from January 1990 to July 2002. Prior to that time, Mr. Sanders served in a variety of management positions, most recently as Vice President and General Manager of the Recording Systems Division of Ampex, Inc., a manufacturer of video broadcast equipment. Mr. Sanders holds a B.S. in Electrical Engineering from California Polytechnic University, Pomona and an M.B.A. from Golden Gate University. Mr. Sanders’ extensive experience as a technology executive and demonstrated leadership skills in entrepreneurial environments position him to make effective contributions to the board of directors. Mr. Sanders has more than 30 years of successful senior management experience, most recently as CEO of Pinnacle Systems, and brings extensive boardroom experience, including chairman of several technology organizations, to the board of directors. This experience and his abilities as a consensus-builder are highly valued by the board of directors.

Board Committees and Meetings

In 2010, the board of directors held 7 meetings. Each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the board of directors on which he or she served (during the periods that he or she served). The Company has a policy of encouraging board members’ attendance at annual stockholder meetings. In 2010, four members of the board of directors attended the annual stockholder meeting.

The board of directors has established three standing committees: the audit committee, the compensation committee, and the nominating and governance committee.

Audit Committee. The audit committee oversees the accounting and financial reporting processes of the Company, as well as audits of the Company’s financial statements. The audit committee operates under a written charter adopted by the board of directors and has the authority to select, and is directly responsible for the selection of, the Company’s independent registered public accounting firm. The audit committee approves the nature and scope of services to be performed by the independent registered public accounting firm, reviews the range of fees for such services, confers with the independent registered public accounting firm, reviews the results of the annual audit and the Company’s annual and quarterly financial statements, reviews with management and the independent registered public accounting firm the Company’s accounting and financial controls, and reviews policies and practices regarding compliance with laws and the avoidance of conflicts of interest. Currently the audit committee consists of directors Castagna, Sanders and Wright, all of whom are “independent” directors as defined in applicable listing standards of the National Association of Securities Dealers and applicable rules and regulations of the Securities and Exchange Commission. In April 2011, our board of directors reconstituted the audit committee, effective as of the annual meeting to which this proxy statement relates, to consist of directors Castagna (chair), Sanders and Wright. Our board of directors has determined that each of the directors serving on our audit committee meets the requirements for financial literacy under applicable rules and regulations of the SEC and NASDAQ. Mr. Castagna was appointed as Chair of the audit committee in October 2009. Mr. Castagna is an “audit committee financial expert” within the meaning of applicable SEC rules and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. In 2010, the audit committee held eight meetings. The charter of the audit committee is available for viewing and download at http://www.looksmart.com/corporate-governance.html#/corporate_governance.

Compensation Committee. The compensation committee has the authority to review and approve compensation for the Chief Executive Officer and other key employees, including cash, bonus incentives, executive perquisites, employment contracts, retention bonuses, and all other forms of compensation. The compensation committee is also responsible for administering the Company’s equity incentive plans and has the authority to delegate this responsibility to the Chief Executive Officer. Currently, the compensation committee consists of directors Castagna, Dial, Sanders and Wright, all of whom are “independent” directors as defined in applicable listing standards of the National Association of Securities Dealers and applicable rules and regulations of the Securities and Exchange Commission. In April 2011, our board of directors reconstituted the compensation committee, effective as of the annual meeting to which this proxy statement relates, to consist of directors Kauffman (chair), Dial and Wright. Mr. Wright was appointed as Chair of the compensation committee in March 2010. In 2010, the compensation committee held ten meetings. The charter of the compensation committee is available for viewing and download at http://www.looksmart.com/corporate-governance.html#/corporate_governance

Nominating and Governance Committee. The nominating and governance committee develops and implements policies and processes regarding corporate governance matters, assesses board membership needs and makes recommendations regarding potential director candidates to the board of directors. Currently, the nominating and governance committee is composed of directors Castagna, Dial, Sanders and Wright, all of whom are “independent” directors as defined in applicable listing standards of the National Association of Securities Dealers and applicable rules and regulations of the Securities and Exchange Commission. In April 2011, our board of directors reconstituted the nominating and corporate governance committee, effective as of the annual meeting to which this proxy statement relates, to consist of directors Sanders (chair), Dial and Kauffman. Mr. Sanders was appointed Chair of the nominating and governance committee in March 2010. In 2010, the nominating and governance committee held three meetings. The nominating and governance committee will consider nominees recommended by stockholders as described further below in “Nomination of Directors.” The charter of the nominating and governance committee is available for viewing and download at http://www.looksmart.com/corporate-governance.html#/corporate_governance.

Nomination of Directors

The nominating and governance committee has in the past, and may in the future, use third party executive search firms to help identify prospective director nominees. In evaluating the suitability of each candidate, the nominating and governance committee will consider issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. While there are no specific minimum qualifications for director nominees, the ideal candidate should exhibit (i) independence, (ii) integrity, (iii) qualifications that will increase overall board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or expertise for audit committee members. The nominating and governance committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

LookSmart stockholders may recommend individuals to the nominating and governance committee for consideration as potential director candidates by submitting their names and appropriate background and biographical information to: LookSmart Nominating and Governance Committee, c/o Chief Financial Officer, 55 Second Street, San Francisco, CA 94105. The recommendation must include any relevant information, including the candidate’s name, home and business contact information, detailed biographical data and qualifications, and information regarding any relationships between the candidate and the Company within the last three years. LookSmart stockholders also have the right to nominate director candidates without any action on the part of the nominating and governance committee or the board, by following the advance notice provisions of LookSmart’s bylaws as described below under “Advance Notice Procedures for Stockholder Proposals”. The Nominating & Governance Committee did not receive any director nominations from any stockholders.

Compensation of Directors

Members of the board of directors receive the following compensation: (i) new non-employee directors are granted an option to purchase 17,000 shares of common stock upon joining the board of directors, which option vests monthly over 36 months, (ii) each year, non-employee directors are granted an option to purchase 9,000 shares of common stock, based upon the continued service of the director during the prior year, which vests immediately, (iii) $2,500 per quarter for members of the audit committee if the member attends at least 80% of the regularly scheduled meetings held by the committee during the quarter, (iv) $1,500 per quarter for members of the compensation committee if the member attends at least 80% of the regularly scheduled meetings held by the committee during the quarter, (v) $500 per quarter for members of the nominating and governance committee if the member attends at least 80% of the regularly scheduled meetings held by the committee during the quarter, (vi) $7,500 per quarter for members of the board of directors if the member attends at least 80% of the regularly scheduled meetings held by the board of directors during the quarter, (vii) $3,750 per quarter for the Chair of the audit committee, (viii) $2,250 per quarter for the Chair of the compensation committee, (ix) $1,250 per quarter for the Chair of the nominating and governance committee, (x) $7,500 per quarter for the Chair of the board and (xi) $3,750 per quarter for the lead independent director. For the first two quarters of 2008, directors had the option to elect to take part or all of their cash compensation in the form of fully vested non-qualified stock options. If a director makes such an election, the number of stock options granted will be three times the amount of cash compensation divided by the closing price of LookSmart stock on the date of grant. The options have an exercise price equal to the closing price of LookSmart stock on the date of grant. For all unvested options held by directors, vesting accelerates 100% in the event of involuntary termination of the director’s membership on the board of directors within 12 months after a change of control of the Company. Beginning in the fourth quarter of 2008, Directors were also given the option to elect to convert any or all of their cash fees into fully vested stock, with the conversion methodology being based on the fair market value of company stock on the date of grant, plus an additional 15% of that amount as “uplift”. The 15% uplift is provided in consideration of each director’s commitment to hold the stock for at least one year. For any quarter or year in which a director has not served as a board or committee member for the entire period, the compensation described above (except for the initial grant) is prorated for the period of time served. One director, Dr. Dexmier, received additional compensation for additional services as discussed in Note 7 of the Summary Compensation Table. Directors received no other compensation for their service as directors in 2010, other than reimbursement of reasonable out-of-pocket expenses for attendance at board meetings. Also, in May 2009, each of our outside board members who receive their board fees in cash determined to accept a 20% reduction in fees effective June1, 2009, which reduction remained in effect through the second quarter of 2010. During 2010, Dr. Jean-Yves Dexmier was a named executive officer and his compensation for service as a director is fully reflected in the Summary Compensation Table under the Executive Compensation section of this document.

2010 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All other Compensation ($)	Total ($)
Anthony Castagna (4)	56,500	—	6,963	—	63,463
Teresa A. Dial (5)	—	—	33,746	—	33,746
Mark Sanders (6)	58,100	—	6,963	—	65,603
Timothy Wright (7)	14,250	46,278	6,963	—	67,491

(1)	In 2010, directors could elect to receive all or part of their cash fees in either fully vested stock options or fully vested stock. Directors who elected to take fully vested stock in lieu of cash were entitled to a 15% increase in the value of the stock received provided that the director agreed to hold the stock for a one year period. This column reflects only the amount a director received in cash. The value of stock or stock options received in lieu of cash are reflected in the Stock Award and Option Award columns, respectively.
(2)	These amounts reflect the dollar value of the fully vested stock recognized for financial statement reporting purposes in accordance with ASC 718.
(3)	These amounts reflect expense recognized by the Company in 2010 for the option awards granted in 2010 to each director, which include annual grants of 9,000 options for each director that must be taken as options. Reference is made to Note 13 “Stockholders’ Equity” to the financial statements in our Form 10-K for the year ended December 31, 2010 which identifies assumptions made in the valuation of option awards in accordance with ASC 718. All options granted to directors vest immediately and expire after seven years. No estimated forfeiture rate has been applied in valuing the option grants.
(4)	Mr. Castagna was entitled to receive $56,500 in fees for his membership on the board, his membership on the audit committee, and his membership on and service as chair of the nominating & governance committee. Mr. Castagna elected to receive all of his director compensation in cash. Mr. Castagna also received 9,000 options during 2010 representing the annual grant for 2010. The aggregate grant date fair value of these options computed in accordance with ASC 718 was $6,963.
(5)	Ms. Dial was entitled to receive $28,500 in fees for her membership on the board and her memberships on the compensation committee and nominating and governance committee. Ms. Dial elected to receive all of her director compensation in the form of fully-vested non-qualified stock options as follows: On July 6, 2010, September 30, 2010 and December 31, 2010, Ms. Dial received 15,323, 7,917 and 8,261 options, respectively, and all such options were outstanding as of December 31, 2010. Ms. Dial also received 9,000 options during 2010 representing the annual grant for 2010. The aggregate grant date fair value of these options computed in accordance with ASC 718 was $33,746.
(6)	Mr. Sanders was entitled to receive $58,100 in fees for his membership on and service as Lead Independent Director of the board, his membership on and service as Chair of the compensation committee, and his membership on the audit committee and nominating and governance committee. Mr. Sanders elected to receive all of his director compensation in cash. Mr. Sanders also received 9,000 options during 2010 representing the annual grant for 2010 .The aggregate grant date fair value of these options computed in accordance with ASC 718 was $6,963.
(7)

Mr. Wright was entitled to receive $54,250 in fees for his membership on the board, his membership on and service as chair of the compensation committee, his membership on the audit committee and nominating and governance committee. Mr. Wright elected to receive $14,250 in cash and the remainder of his director compensation in the form of fully-vested stock as follows: On March 31, 2010, June 30, 2010, and September 30, 2010, Mr. Wright received 12,839, 14,006, and 8,112 shares, respectively. Mr. Wright also received 9,000 options during 2010 representing the annual grant for 2010. The aggregate grant date fair value of these options and stock computed in accordance with ASC 718 was $53,241.

Communications to the Board

The board of directors provides a process for LookSmart stockholders to send communications to the board of directors. Any stockholder who desires to contact the board of directors may do so by writing to: LookSmart Board of Directors, 55 Second Street, San Francisco, CA 94105. Communications received by mail will be forwarded to the chair of the board who will, in his discretion, forward such communications to other directors, members of LookSmart management or such other persons as he deems appropriate.

Code of Ethics

LookSmart has adopted a code of ethics (referred to as the LookSmart Code of Business Conduct and Ethics) applicable to all directors, officers and employees of the Company and has established a hotline available to all employees on a confidential basis. The LookSmart Code of Business Conduct and Ethics is publicly available at http://www.looksmart.com/corporate-governance.html#/corporate_governance.

Information Regarding the Board of Directors and Corporate Governance

Board Independence

Our board of directors undertook a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that five of the six members of LookSmart’s board of directors are “independent” (Anthony Castagna, Teresa Dial, Scott L. Kauffman, Mark Sanders and Timothy J. Wright), as defined in applicable listing standards of the National Association of Securities Dealers.

Board Leadership Structure

The Company’s Board of Directors is currently chaired by the Chief Executive Officer of the Company, Dr. Dexmier, and its lead independent director is Mark Sanders.

Dr. Dexmier was appointed Executive Chairman at the end of October 2009 and accepted the [temporary] role as Chief Executive Officer in mid-December 2009 when the then Chief Executive Officer left the Company. The Company believes that this combined role of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose in executing the Company’s strategic plans. In the Company’s view, separating the positions of Chief Executive Officer and Board Chair at this time has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the Company’s ability to develop and implement its strategy. Instead, the Company believes that combining the positions of Chief Executive Officer and Board Chair provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Company also believes that it is advantageous to have a Board Chair with day-to-day knowledge of the Company’s operations (as is the case with the Company’s Chief Executive Officer) as compared to an independent Board Chair that lacks this information.

Mr. Sanders was appointed to the board in January 2003 and was the lead independent director from October 2007 to July 2008, and again starting April 2010. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Board Chair. The lead independent director is empowered to, among other duties and responsibilities, approve agendas and meeting schedules for regular Board meetings, preside over Board meetings in the absence of the Chair, preside over and establish the agendas for meetings of the independent directors, act as liaison between the Chair and the independent directors, approve information sent to the Board, preside over any portions of Board meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed and, as appropriate upon request, act as a liaison to stockholders. In addition, it is the responsibility of the lead independent director to coordinate between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, the Company believes that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Board Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors. In light of the Chief Executive Officer’s history and knowledge of the Company, and because the Board’s lead independent director is empowered to play a significant role in the Board’s leadership and in reinforcing the independence of the Board, the Company believes that it is currently advantageous for the Company to combine the positions of Chief Executive Officer and Board Chair.

Role of the Board in Risk Oversight

One of the board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Both the Board as a whole and the various standing committees receive incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has re-appointed Moss Adams LLP as the independent registered public accounting firm of LookSmart for fiscal year 2011. Stockholder ratification of the selection of Moss Adams LLP as LookSmart’s independent registered public accounting firm is not required by LookSmart’s bylaws, Delaware corporate law or otherwise. The board of directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of Moss Adams LLP as LookSmart’s independent registered public accounting firm, the audit committee of the board of directors will consider whether to retain that firm for the year ending December 31, 2011 and will consider the appointment of other independent registered public accounting firms. Moss Adams LLP audited the financial statements of LookSmart and its subsidiaries for the fiscal year ended December 31, 2010. Representatives of Moss Adams LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

The board of directors unanimously recommends that you vote FOR ratification of the appointment of Moss Adams LLP as the independent registered public accounting firm of LookSmart.

Fees Incurred by LookSmart for Independent Registered Accounting Firm

The following table presents fees and expenses rendered by our principal accountants, Moss Adams LLP (“Moss Adams”) for fiscal years 2010 and 2009.

Fee Category	2010	2009
Audit Fees	$360,575	$487,179
All Other Fees	—	14,750

Total All Fees	$360,575	$501,929

Audit Fees represent fees for professional services provided in connection with the audit of our financial statements and the review of our quarterly financial statements. All Other Fees consist of fees for consents related to registration statements on Form S-8 and financial due diligence services related to a potential strategic transaction. Our audit committee considered whether the provision of non-audit services was compatible with maintaining the independence of external public accounting firm and has concluded that it was.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Registered Public Accounting Firms

The policy of the audit committee is to pre-approve all audit and permissible non-audit services to be performed by the independent auditors during the fiscal year. The audit committee pre-approves services by authorizing specific projects within the categories outlined above. The audit committee’s charter delegates to its Chair the authority to address any requests for pre-approval of services between audit committee meetings, and the Chair must report any pre-approval decisions to the audit committee at its next scheduled meeting. All of the services related to the fees described above were approved by the audit committee pursuant to the pre-approval provisions set forth in the applicable SEC rules and the audit committee’s charter.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

To the Company’s knowledge, the following table sets forth the number of shares of LookSmart common stock beneficially owned as of May 23, 2011, by

•	each beneficial owner of 5% or more of the Company’s outstanding common stock,

•	each of LookSmart’s directors and nominees for director,

•	each of the named executive officers, and

•	all of LookSmart’s directors and executive officers as a group.

Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the stock issued. Shares beneficially owned include securities issuable upon exercise of warrants or stock options exercisable within 60 days of May 23, 2011. Percentage ownership is based on 17,276,382 shares of common stock outstanding as of May 23, 2011 and is computed in accordance with SEC requirements. Unless otherwise indicated below, the address of the persons listed is c/o LookSmart, Ltd., 55 Second Street, San Francisco, CA 94105.

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percent Beneficially Owned
Five Percent Shareholders
Mercury Fund VII, Ltd., Mercury Fund VIII, Ltd., Mercury Ventures II, Ltd., Mercury Management, L.L.C., and Kevin C. Howe (2) 501 Park Lake Drive McKinney, TX 75070	1,693,119	9.8%

Kennedy Capital Management, Inc. (3) 10829 Olive Blvd. St. Louis. MO 63141	1,638,555	9.5%

Dimensional Fund Advisors LP (4) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,014,048	5.9%

Renaissance Technologies LLC and James H. Simons (5) 800 Third Avenue New York, NY 10022	980,700	5.7%

Named Executive Officers and Directors
Eltinge Brown	5,150	0.0%
Anthony Castagna	261,785	1.5%
Jean-Yves Dexmier	50,750	0.3%
Teresa Dial	409,735	2.3%
Scott L. Kauffman	51,416	0.3%
Stephen Markowski	6,138	0.0%
Mark Sanders	159,013	0.9%
Timothy J. Wright (6)	248,596	1.4%
All directors and executive officers as a group (8 persons) (7)	1,179,958	7.7%

(1)	Includes shares that may be acquired by the exercise of stock options granted under the Company’s stock option plans within 60 days after May 23, 2011. The number of shares subject to stock options exercisable within 60 days after May 23, 2011, for each of the named executive officers and directors is shown below:

Anthony Castagna	261,785
Jean-Yves Dexmier	50,750
Teresa Dial	340,735
Scott L. Kauffman	1,416
Mark Sanders	142,863
Timothy Wright	149,202

(2)	This information is based solely on information as of December 31, 2009, as set forth in Schedule 13G/A, filed on February 9, 2010 by the following related parties. Mercury Fund VII, Ltd. has sole voting and dispositive power with respect to 395,119 shares, Mercury Fund VIII, Ltd. has sole voting and dispositive power with respect to 1,298,000 shares, Mercury Ventures II, Ltd. has sole voting and dispositive power with respect to 1,693,119 shares, Mercury Management, L.L.C. has sole voting and dispositive power with respect to 1,693,119 shares and Kevin C. Howe has sole voting and dispositive power with respect to 1,693,119 shares. Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures II. Mercury Ventures II is the General Partner of Mercury VII and Mercury VIII.
(3)	This information is based solely on information as of December 31, 2010, as set forth in Schedule 13G/A, filed on February 14, 2011 by Kennedy Capital Management, Inc. The reporting person has sole voting power with respect to 1,484,655 shares and sole dispositive power with respect to all the shares.
(4)	This information is based solely on information as of December 31, 2010, as set forth in Schedule 13G/A, filed on February 11, 2011 by Dimensional Fund Advisors LP. The reporting person has sole voting power with respect to 992,138 shares and sole dispositive power with respect to all the shares.
(5)	This information is based solely on information as of December 31, 2010, as set forth in Schedule 13G/A, filed on February 11, 2011 by Renaissance Technologies LLC and James H. Simons, and Renaissance Technologies Holding Corporation with the Securities and Exchange Commission. Renaissance Technologies LLC and Renaissance Technologies Holding Corporation have sole voting power and sole dispositive power with respect to all the shares.
(6)	Of the total shares beneficially owned by Mr. Wright, 4,000 shares are held indirectly by his trust.
(7)	Please see footnote (1). Also includes a total of 233,207 shares issuable upon the exercise of options exercisable within 60 days of May 23, 2011 and 1,111 shares owned by Messrs. Knorr and O’Kelly.

EXECUTIVE COMPENSATION

Executive Officers

Our executive officers, and their respective ages as of April 30, 2011, are as follows. Each executive officer is appointed by the board of directors until his or her successor is duly appointed or until his or her resignation or removal.

Name	Age	Position
Jean-Yves Dexmier	59	Executive Chairman & CEO
William F. O’Kelly	56	Senior Vice President Operations and Chief Financial Officer
Bert Knorr	62	Vice President, Technology

Jean-Yves Dexmier biographical information is provided above.

William F. O’Kelly joined LookSmart as Senior Vice President, Operations and Chief Financial Officer in January 2011 after serving as a consultant to the company since November 2010. From April 2006 to March 2010, Mr. O’Kelly served as Chief Financial Officer and Chief Operating Officer at Senetek PLC, a publicly traded life sciences and consumer products company. From March 2005 to April 2006, he served as a financial consultant to Netopia, (a Motorola company). Prior to that, he served as Chief Financial Officer at Agentis Software, Vice President and Treasurer at Informix Software, Chief Financial Officer at Chemical Supplier Technology and Corporate Controller at Air Liquide America. Mr. O’Kelly began his career as a CPA with Ernst & Young. Mr. O’Kelly holds a Bachelor of Science in Accounting from the University of Florida.

Bert Knorr has served as our Vice President, Technology since September 2007. Mr. Knorr joined LookSmart as VP, Engineering for Ad Products in June 2005. From December 2004 to June 2005, Mr. Knorr worked as a consultant. From the fall of 2003 to December 2004, Mr. Knorr was Vice President of Operations for Lycos. Mr. Knorr has a Masters degree in International Affairs from Johns Hopkins University (SAIS) and a BA in Political Science from the University of Binghampton.

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned for all services rendered in all capacities to the Company and its subsidiaries for the 2010 fiscal year, by the Company’s Chief Executive Officer, Chief Financial Officer and VP, Advertiser Network Sales. The persons listed in the table below are referred to throughout this proxy statement as the “named executive officers.”

2010 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Option Award ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Jean-Yves Dexmier (6)	2010	—	—	33,609	—	486,000	519,609
Executive Chairman & CEO	2009	—	—	17,501	—	445,662	463,163
Steve Markowski (7)	2010	257,811	48,269	73,351	—	3,439	382,870
Chief Financial Officer	2009	258,958	—	20,619	—	33,439	313,016
Eltinge Brown (8)	2010	146,023	—	10,605	102,499	227	259,354
VP, Advertising Network Sales	2009	126,250	—	16,934	85,039	197	228,420

(1)	Includes amounts earned but deferred at the election of the executive officer under the Company’s 401(k) Plan established under Section 401(k) of the Internal Revenue Code.
(2)	Includes non-equity guaranteed or discretionary bonuses, hiring bonuses and relocation bonuses. Annual cash incentive payments are reported under “Non-Equity Incentive Plan Compensation.”

(3)	The dollar value of the option award recognized for financial statement reporting purposes under the guidance of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation (formerly, FASB Statement 123R) (“ASC 718”) is reflected in the “Option Awards” column. Reference is made to Note 11 “Stockholders Equity” to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, which identifies assumptions made in the valuation of option awards in accordance with ASC 718.
(4)	Consists of commissions earned in 2009 and 2010.
(5)	Amounts include employer contributions credited under the Company’s 401(k) Plan which is open to all Company employees. Under the 401(k) Plan, the Company makes matching contributions based on each participant’s voluntary salary deferrals, subject to plan and Internal Revenue Code limits. The maximum employer matching contribution in any given year is $3,000. Under the 401(k) Plan, matching contributions are 50% vested after the first year of employment and 100% vested after the second year of employment. Amounts also include the value of life insurance premiums paid by the Company on behalf of the employee, the value of any tax reimbursement, and any post termination payments such as severance payments.
(6)	In January 2009, the compensation committee of our board of directors determined, in light of Dr. Dexmier’s role in developing strategic growth initiatives, to compensate the Chair of the board’s strategic direction committee at the rate of $45,000 per quarter. In May 2009, our compensation committee determined to increase such compensation to $135,000 per quarter. This cash compensation, along with the regular board and committee fees, was reduced by 20% effective June 1, 2009. Dr. Dexmier was named Executive Chairman on October 28, 2009 at the same time the strategic direction committee was disbanded, and was named CEO on December 14, 2009. The compensation committee determined that the quarterly compensation of $135,000 (less the 20% reduction) would remain unchanged as a result of these last two role changes. Dr. Dexmier was entitled to receive $445,662 in fees for his membership on and service as Chair of the board, his membership on and service as Chair of the audit committee, and his membership on and service as Chair of the strategic committee and other services as outlined above. Dr. Dexmier elected to receive all of his compensation in cash. Dr. Dexmier received 9,000 options in fiscal 2010 representing the annual grant as well as 300,000 options for his services to the Company. The aggregate grant date fair value of the 2010 options computed in accordance with ASC 718 was $ $33,609.
(7)	Mr. Markowski received a $2,500 per month housing allowance for in 2009 and was extended through January 2010 which is reflected in the column entitled “All Other Compensation.”. Mr. Markowski left the Company on January 13, 2011.
(8)	Mr. Brown received 50,000 options on May 10, 2010. The aggregate grant date fair value of these options computed in accordance with ASC 718 was $6,330. Mr. Brown left the Company on January 12, 2011.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
Name		Exercisable	Unexercisable
Dr. Dexmier (1)	8/9/2007	2,250	0	2.62	8/9/2017
	8/9/2007	17,000	0	2.62	8/9/2017
	3/24/2009	4,500	0	1.02	3/24/2019
	5/7/2009	9,000	0	1.42	5/7/2019
	8/3/2009	9,000	0	1.23	8/3/2016
	8/6/2010	9,000	0	1.50	8/6/2017
	8/6/2010	0	300,000	1.50	8/6/2017
Stephen Markowski (2)	9/4/2008	87,500	62,500	2.96	9/4/2018
	5/22/2009	11,875	18,125	1.28	5/22/2019
Eltinge Brown (3)	3/4/2009	14,666	17,334	1.02	3/4/2019
	5/10/2010	0	50,000	1.52	5/10/2017

(1)	All options granted to Dr. Dexmier have been granted in connection with his service on the Board, except for the August 6, 2010 grant for 300,000 shares. Dr. Dexmier received 17,000 options on August 9, 2007 upon becoming a Company director. The options vest monthly over three years. Dr. Dexmier received 2,250, a prorated annual director grant. The options vest immediately on grant date. Dr. Dexmier received 4,500 options on March 24, 2009, options vest immediately at grant. Dr. Dexmier received 9,000 options for his annual director grant on May 7, 2009, August 3, 2009, and on August 6, 2010. The options vest immediately at grant. Dr. Dexmier received an option grant for 300,000 for his services to the Company. The options vest over four years, with the first twenty-five percent vesting one year from the grant date, and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date.
(2)	Mr. Markowski received an option to purchase 150,000 shares upon becoming the Company’s Chief Financial Officer. The options vest over four years, with the first twenty-five percent vesting one year from the grant date, and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date, assuming no change in employment with the Company. Mr. Markowski also received a nonqualified stock option grant of 30,000 shares on May 22, 2009 that vest monthly over a 48-month period. Mr. Markowski left the Company on January 13, 2011. After his departure Mr. Markowski exercised all vested options under the May 22, 2009 grant all options under the September 4, 2008 grant expired on April 13, 2011. No options remain outstanding.
(3)	Mr. Brown received an option to purchase 32,000 shares upon joining the Company. The options vest over four years, with the first twenty-five percent vesting one year from the grant date, and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date, assuming no change in employment with the Company. Mr. Brown received a refresher grant on May 10, 2010. The options vest over four years, with the first twenty-five percent vesting on March 3, 2011. Mr. Brown left the Company on January 12, 2011. After his departure Mr. Brown exercised all vested shares under his March 4, 2009 grant. No options remain outstanding.

Post-Termination Compensation and Benefits. Other than as set forth below, the Company has no written employment agreements governing the length of service of its named executive officers, or any severance or change of control agreements with its named executive officers and each of its named executive officers serves on an “at-will” basis.

On November 8, 2010, the Company and Dr. Jean-Yves Dexmier entered into a Consulting Agreement (the “Consulting Agreement”) providing for the terms and conditions of Dr. Dexmier’s consulting services for the Company as interim Chief Executive Officer. The Consulting Agreement terminates upon the earlier of: (i) the Company’s hiring of a new Chief Executive Officer or (ii) the eighteen-month anniversary of the commencement of Dr. Dexmier’s consulting relationship with the Company as interim Chief Executive Officer, unless terminated earlier in accordance with the Consulting Agreement. This term may also be extended by the mutual written consent of the parties. In accordance with the Consulting Agreement, the Company agreed to pay Dr. Dexmier the sum of $36,000 per month. Furthermore, in accordance with the Consulting Agreement, Dr. Dexmier has been granted an option to buy 300,000 share of the Company’s common stock (the “Stock Options”). The Stock Options began vesting on July 28, 2010 and will vest over four years, with the first twenty-five percent of the Stock Options vesting one year from July 28, 2010, and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date. In addition, in the event that the Company experiences a change of control and within 12 months thereafter the Consulting Agreement is terminated by the Company without “cause” (as defined in the Consulting Agreement) or by Dr. Dexmier for “good reason” (as defined in the Consulting Agreement), then all of Dr. Dexmier’s then-unvested stock options shall immediately vest. In addition, the Company shall pay all of Dexmier’s reasonable expenses associated with the performance of the duties as interim Chief Executive Officer.

The Company also had severance agreements with Mr. Markowski and Mr. Brown providing that, in the event the Company experiences a “Change of Control” and within 12 months thereafter the executive officer’s employment is terminated without “Cause” or he resigns for “Good Reason,” or if the executive officer’s employment by the Company is terminated without “Cause” or he resigns for “Good Reason,” then the executive officer would receive a cash payment representing 6 or 9 months’ worth of his target cash compensation, depending upon his position with the Company, and the Company would pay on his behalf, health insurance premiums under COBRA for the same number of months after such a termination or resignation. These agreements are provided by the Company in order to attract and retain such named executive officers.

The following benefits would be received in the event of such a termination or resignation of any of the Company’s named executive officers: (i) Mr. Markowski would receive a cash payment equal to 9 months’ worth of his then-current base salary and three-quarters of his target annual cash incentive bonus, and the Company would pay his health insurance premiums under COBRA for a period of 9 months after such a termination or resignation; and (ii) Mr. Brown would receive a cash payment equal to 6 months’ worth of his then-current base salary and one-half of his target annual cash incentive bonus, and the Company would pay his health insurance premiums under COBRA for a period of 6 months after such a termination or resignation. If an executive officer, including a named executive officer, is terminated for “Cause” at any time, or resigns without “Good Reason” at any time, that executive officer will not be entitled to any benefits under the change of control/severance policy.

Accordingly, had the following named executive officers in service at the end of 2010 been terminated without “Cause” or resigned for “Good Reason” as of December 31, 2010, the following payments would have been received by such named executive officer according to the payment schedule set forth in his or her severance agreement:

Name	Salary Continuation ($)	Bonus ($)	COBRA Payments (# of months)
Eltinge Brown	$75,000	$62,500	6
Stephen Markowski	$206,250	$103,125	9

In addition, pursuant to these severance agreements, the stock options held by such named executive officers are subject to accelerated vesting in the event of termination without “Cause” or resignation for “Good Reason” within twelve months following a Change in Control of the Company. In such event, all remaining unvested stock options will vest and become immediately exercisable.

Accordingly, had the following named executive officers in service at the end of 2010 been terminated without “Cause” or resigned for “Good Reason” as of December 31, 2010 and such termination or resignation had been within twelve months after a “Change of Control”, in addition to the amounts above such executive officer would have received the following:

Name	Accelerated Option Vesting (shs)
Eltinge Brown	67,334
Jean-Yves Dexmier	300,000
Stephen Markowski	80,625

A “Change of Control” means the sale of all or substantially all of the assets of the Company, or the acquisition of the Company by another entity by means of consolidation or merger pursuant to which the then current stockholders of the Company shall hold less than fifty percent (50%) of the voting power of the surviving corporation; provided, however, that a reincorporation of the Company in another jurisdiction shall not constitute a Change of Control.

“Cause” means that the executive officer: (i) is convicted of, or pleads nolo contendere to, any felony or other offense involving moral turpitude or any crime related to his or her service, or commits any unlawful act of personal dishonesty resulting in personal enrichment in respect of his relationship with the Company or any subsidiary or affiliate or otherwise detrimental to the Company in any material respect; (ii) fails to consistently perform his material duties or services to the Company in good faith and to the best of his ability; provided, however, that the Company shall not be permitted to terminate him pursuant to this clause unless it has first provided him with written notice and an opportunity to cure such failure; (iii) willfully disregards or fails to follow instructions from the Company’s senior management or board of directors to do any legal act related to the Company’s business or services being provided; (iv) willfully disregards or violates material provisions of the Company’s Code of Conduct or other corporate policies; (v) exhibits habitual drunkenness or engages in substance abuse which in any way materially affects his ability to perform his duties and obligations to the Company; or (vi) commits any material violation of any state or federal law relating to the workplace environment.

A resignation for “Good Reason” means that the executive officer (other than Dr. Dexmier) resigns from all positions he or she then holds with the Company and its affiliates as a result of (i) (A) the Company making a material adverse change in the executive officer’s position causing such position to be of materially reduced stature or responsibility, (B) a material reduction of the executive officer’s base salary, (C) the executive officer being required to relocate his primary work location to a location that would increase the executive officer’s one way commute distance by more than fifty (50) miles, or (D) a material reduction of the executive officer’s target bonus percentage (provided that fluctuation in actual bonus amounts earned and paid in material accordance with the provisions of the bonus plan in which the executive officer participates will not constitute “good reason”), (ii) the executive officer provides written notice to the Company’s General Counsel within the sixty (60) days immediately following such material change or reduction, (iii) such material change or reduction is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice and (iv) the executive officer’s resignation is effective not later than ninety (90) days after the expiration of such thirty (30) day cure period. As to Dr. Dexmier, “Good Reason” shall mean that Dr. Dexmier terminates his consulting agreement as a result of (i) (A) the Company making a material adverse change in the terms of his consulting agreement, (B) a material reduction of the consulting fees specified in his consulting agreement, or (C) the Company (or any successor thereto) materially breaching the terms of his consulting agreement, any of which events occurs without Dr. Dexmier’s written consent; (ii) Dr. Dexmier provides written notice to the Board within the sixty (60) days immediately following such material change or reduction; (iii) such material change or reduction is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice; and (iv) Dr. Dexmier’s termination of his consulting agreement is effective not later than ninety (90) days after the expiration of such thirty (30) day cure period.

On February 17, 2011, Stephen Markowski, former Chief Financial Officer of the Company entered into a Severance Agreement and General Release (the “CFO Release Agreement”). The CFO Release Agreement sets forth the terms and provisions of Mr. Markowski’s separation from the Company on January 13, 2011 as well as certain severance payments by the Company to Mr. Markowski following such separation. Pursuant to the CFO Release Agreement among other terms and conditions, Mr. Markowski executed a release with respect to any claims or causes of action relating to Mr. Markowski’s employment by the Company or his separation from the Company. Further, Mr. Markowski and the Company agreed that the Company would make a severance payment to Mr. Markowski in the amount of $309,375 (less required withholdings and authorized deductions) representing nine months of Mr. Markowski’s base salary plus 75% of Mr. Markowski’s annual target bonus. In addition, the Company agreed to pay Mr. Markowski’s monthly health insurance premiums for his COBRA coverage as they become due covering the period from February 1, 2011 until the earlier of the date Mr. Markowski accepts other employment or October 30, 2011. The CFO Release Agreement also contains other terms and provisions that are customary in agreements of similar nature.

On January 19, 2011, Eltinge Brown, former Vice President, Advertising Sales of the Company entered into a Severance Agreement and General Release (the “VP Release Agreement”). The VP Release Agreement sets forth the terms and provisions of Mr. Brown’s separation from the Company on January 12, 2011 as well as certain severance payments by the Company to Mr. Brown following such separation. Pursuant to the VP Release Agreement among other terms and conditions, Mr. Brown executed a release with respect to any claims or causes of action relating to Mr. Brown’s employment by the Company or his separation from the Company. Further, Mr. Brown and the Company agreed that the Company would make a severance payment to Mr. Brown in the amount of $137,500 (less required withholdings and authorized deductions) representing six months of Mr. Brown’s base salary plus one-half of Mr. Brown’s annual target bonus. In addition, the Company agreed to pay Mr. Brown’s monthly health insurance premiums for his COBRA coverage as they become due covering the period from February 1, 2011 until the earlier of the date Mr. Brown accepts other employment or July 31, 2011. The VP Release Agreement also contains other terms and provisions that are customary in agreements of similar nature.

In addition to the above, two of our current executive officers, William F. O’Kelly and Bert Knorr have the following change of control and severance protections. For Mr. O’Kelly, pursuant to his offer letter, if his employment is terminated by the Company without cause or he resigns for good reason, in each case within 12 months of a change of control, 100% of the shares subject to his Option shall immediately vest as more fully described in a stock option agreement to be entered into between the Company and Mr. O’Kelly. Further, in the event the Company experiences a “Change of Control” (as defined in Mr. O’Kelly’s Executive Change of Control/Severance Agreement (the “Severance Agreement”)) and within 12 months thereafter his employment is terminated without “Cause” or he resigns for “Good Reason” (as defined in the Severance Agreement), or if his employment by the Company is terminated without “Cause” or he resigns for “Good Reason” (as defined in the Severance Agreement), then he would receive a cash payment equal to nine months’ worth of his then-current base salary and three quarters of his target annual cash incentive bonus, and the Company would pay his health insurance premiums under COBRA for a period of nine months. For Mr. Knorr, pursuant to his offer letter, if his employment is terminated by the Company without cause or he resigns for good reason, in each case within 12 months of a change of control, 100% of the shares subject to his Option shall immediately vest, as more fully described in a stock option agreement to be entered into between the Company and Mr. Knorr. Further, in the event the Company experiences a “Change of Control” (as defined in Mr. Knorr’s Executive Change of Control/Severance Agreement (the “Severance Agreement”)) and within 12 months thereafter his employment is terminated without “Cause” or he resigns for “Good Reason” (as defined in the Severance Agreement), or if his employment by the Company is terminated without “Cause” or he resigns for “Good Reason” (as defined in the Severance Agreement), then he would receive a cash payment equal to six months’ worth of his then-current base salary and fifty percent of his target annual cash incentive bonus, and the Company would pay his health insurance premiums under COBRA for a period of six months.

Certain Relationships and Related Transactions

Indemnification Agreements. The Company has entered into indemnity agreements with its directors and officers providing for indemnification of each director and officer against expenses incurred in connection with any action or investigation involving the director or officer by reason of his or her position with the Company (or with another entity at the Company’s request). The directors and officers will also be indemnified for costs, including judgments, fines and penalties that are indemnifiable under Delaware law or under the terms of any current or future liability insurance policy maintained by the Company that covers directors and officers. A director or officer involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in each instance on the director or officer meeting the standards of conduct set forth in the indemnity agreements.

Policies and Procedures for Approving Related Person Transactions. Our policy and procedure with respect to any related person transaction between the Company and any related person requiring disclosure under Item 404(a) of regulation S-K under the Securities and Exchange Act of 1934, is that the Company’s audit committee reviews all such transactions. This review covers any material transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company was and is to be a participant, and a related party had or will have a direct or indirect material interest, including, purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by the Company of a related party. The board of directors has adopted a written policy reflecting the policy and procedure identified above.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of independent directors as required by and in compliance with the listing standards of NASDAQ. Directors Castagna, Sanders, and Wright are currently on the Audit Committee. Director Castagna is an “audit committee financial expert” within the meaning of applicable SEC rules. The Audit Committee operates pursuant to a written charter adopted by the board of directors. Its function is to assist the board of directors in its oversight of the Company’s financial reporting process. In accordance with its charter, the Audit Committee oversees the Company’s financial, accounting and reporting processes; its system of internal accounting and financial controls; its compliance with related legal and regulatory requirements; the appointment, engagement, termination and oversight of the Company’s independent registered public accounting firm, including reviewing their independence; reviewing and approving the planned scope of the annual audit; overseeing the independent registered public accounting firm’s audit work; reviewing and pre-approving any audit and non-audit services that may be performed; reviewing with management and the independent registered public accounting firm the adequacy of the Company’s internal financial controls; and reviewing the Company’s critical accounting policies and the application of accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2010 with management and the Company’s independent registered public accounting firm, Moss Adams LLP. The Audit Committee has discussed with Moss Adams LLP the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee has received from Moss Adams LLP a written statement describing the relationships between the independent registered public accounting firm and LookSmart that might bear on the independent registered public account firm’s independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as well as a letter from Moss Adams LLP confirming that, in Moss Adams’s professional judgment, it is independent of the Company. The Audit Committee has discussed with Moss Adams LLP matters relating to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

Based on the reviews and discussions referred to above and the review of LookSmart’s audited financial statements for the year ended December 31, 2010, in March 2011 the Audit Committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K (as amended by our Form 10-K/A) for 2010 filed with the SEC.

The preceding Audit Committee Report is not considered proxy solicitation material, is not deemed “filed” with the SEC, and is not deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act. Notwithstanding anything to the contrary set forth in any of LookSmart’s previous filings made under the Securities Act or the Exchange Act that incorporate future filings made by the Company under those statutes, the preceding Audit Committee Report is not to be incorporated by reference into any prior filings, nor shall the report be incorporated by reference into any future filings made by the Company under those statutes The members of our audit committee are “independent” directors as defined in applicable listing standards of the National Association of Securities Dealers and applicable rules and regulations of the Securities and Exchange Commission.

AUDIT COMMITTEE

/s/    Anthony Castagna, Chair

/s/    Mark Sanders

/s/    Timothy Wright

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act and the rules thereunder of the Securities and Exchange Commission require the Company’s directors, officers and beneficial owners of more than 10% of our common stock to file reports of their ownership and changes in ownership of common stock with the Commission. Securities and Exchange Commission regulations require that the Company be furnished with copies of these reports. Personnel of the Company generally prepare these reports on behalf of the directors and officers on the basis of information obtained from each director and officer. Based solely on a review of these reports and on such information from the directors and officers, the Company believes that all reports required by Section 16(a) of the Securities and Exchange Act to be filed during the year ended December 31, 2010 were filed on time, except that one transaction reportable on a Form 4 for executive Eltinge G. Brown reporting an open market purchase by his spouse on April 12, 2010 was filed on May 12, 2010.

ADVANCE NOTICE PROCEDURES FOR STOCKHOLDER PROPOSALS

Under LookSmart’s bylaws, nominations for a director may be made only by the board of directors, a proxy committee of the board of directors, or by a stockholder entitled to vote who has delivered notice to the principal executive offices of LookSmart containing certain information specified in the bylaws (i) not less than 120 days prior to the anniversary of the date that the Company’s proxy statement was released to the Company’s stockholders in connection with the previous year’s annual meeting of stockholders, or (ii) if the annual meeting is called for a date not within thirty days before or after the previous year’s meeting date, not later than a reasonable time after solicitation is made.

The bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the board of directors, the presiding officer or by a stockholder entitled to vote at such annual meeting who has delivered notice to the principal executive offices of LookSmart (containing certain information specified in the bylaws) (i) not less than 120 days prior to the anniversary date of the mailing of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders, or (ii) if the annual meeting is called for a date not within thirty days before or after the previous year’s meeting date, not later than a reasonable time after solicitation is made.

These requirements are separate and apart from the requirements that a stockholder must meet in order to have a stockholder proposal included in LookSmart’s proxy statement under Rule 14a-8 of the Exchange Act.

Stockholder proposals should be addressed to the attention of the Company’s Chief Financial Officer, 55 Second Street, San Francisco, California 94105.

ANNUAL REPORT ON FORM 10-K

A copy of LookSmart’s annual report on Form 10-K for 2010 will be made available via the Internet to stockholders as of the record date, using the “Notice and Access” method of proxy delivery. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. It is also available in digital form for download or review by visiting http://investor.shareholder.com/looksmart/sec.cfm.

DELIVERY OF THIS PROXY STATEMENT

In addition to sending a Notice of Internet Availability of Proxy Materials rather than a full set of paper proxy materials to every stockholder of record who had not previously elected to receive paper copies of the proxy materials, we have adopted another practice approved by the SEC called “householding.” The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, we, as well as brokers with account holders who are LookSmart’s stockholders, may be “householding” our proxy materials. Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of our Notice of Availability or other proxy materials at that address, unless one or more of those stockholders has notified us that they wish to receive individual copies. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and direct your written request to LookSmart Investor Relations, 55 Second Street, San Francisco, CA 94105, or by calling (415) 348-7000.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

LOOKSMART, LTD.

55 SECOND ST.

SAN FRANCISCO,    CA    94105

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future notices, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive and access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID     ONLY    WHEN    SIGNED    AND    DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	Timothy J. Wright
The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2	To ratify the appointment of the accounting firm Moss Adams LLP as the Company’s independent registered public accounting firm for the current fiscal year.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

LOOKSMART, LTD.

THIS PROXY IS SOLICITED BY THE BOARD OF

DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

JULY 12, 2011

The shareholder(s) hereby appoint(s) William F. O’Kelly and Jean-Yves Dexmier, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, and with discretionary authority as to any other business that may properly come before the meeting, all of the shares of Common Stock of LOOKSMART, LTD. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 10:00 AM, PDT July 12, 2011, at the LOOKSMART, LTD.’s office located at 55 Second Street, Suite 700, San Francisco, CA 94105, and any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no direction is indicated, this proxy will be voted FOR the nominee listed in Proposal 1, FOR Proposal 2, as more specifically described in the proxy statement, and in the discretion of the proxy holders upon any other business as may properly come before the Annual Meeting of shareholders or any adjournment or postponement thereof.

Continued and to be signed on reverse side